EXHIBIT 99.2

Report of Independent Auditors

The Members

Flywheel Bakken, LLC

We have audited the accompanying consolidated financial statements of Flywheel Bakken, LLC and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations, members’ equity and cash flows for the year ended December 31, 2018 and for the period from March 27, 2017 (inception) to December 31, 2017, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Flywheel Bakken, LLC and subsidiaries, at December 31, 2018 and 2017, and the consolidated results of their operations and their cash flows for the year ended December 31, 2018 and for the period from March 27, 2017 (inception) to December 31, 2017 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Tulsa, OK

April 26, 2019

Flywheel Bakken, LLC

Consolidated Balance Sheet

	December 31, 2018	December 31, 2017
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$1,416	$3,462
Accounts receivable – oil, natural gas, and NGLs	18,880	9,230
Accounts receivable – affiliated parties	2,125	—
Commodity derivatives	9,471	—
Other current assets	618	315

Total current assets	32,510	13,007

Property and equipment:
Oil and gas properties, successful efforts method	302,551	272,270
Less: accumulated depreciation, depletion and amortization	(42,098)	(2,751)

Oil and gas properties, net	260,453	269,519
Other property and equipment, net	—	197

Other noncurrent assets:
Commodity derivatives	9,764	—
Other assets	631	903

Total assets	$303,358	$283,626

Liabilities and members’ equity
Current liabilities:
Accounts payable and accrued liabilities	$7,211	$11,307
Commodity derivatives	—	10,469

Total current liabilities	7,211	21,776

Long-term liabilities:
Revolving credit facility	137,885	141,105
Asset retirement obligations	974	857
Commodity derivatives	1,386	9,676

Total long-term liabilities	140,245	151,638

Members’ capital	155,902	110,212

Total liabilities and members’ capital	$303,358	$283,626

The accompanying notes are an integral part of these consolidated financial statements.

Flywheel Bakken, LLC

Consolidated Statement of Operations

	For the year ended December 31, 2018	Period From March 27, 2017 (inception) to December 31, 2017
	(in thousands)
Revenues and other
Oil, natural gas, and NGL sales	$183,563	$10,501
Gain (loss) on derivatives, net	19,402	(20,170)

Total revenue	202,965	(9,669)
Operating costs and expenses
Lease operating expense	23,037	764
Transportation, gathering, and processing	19,355	1,111
Production and ad valorem taxes	15,458	873
Exploration and other expense	8	50
General and administrative expense	4,967	4,392
Depreciation, depletion, amortization, and accretion	39,473	2,811
Acquisition costs	—	1,123

Total operating costs and expenses	102,298	11,124
Other income (expense), net:
Other income	723	4
Interest expense	(7,561)	(526)

Other income (expense), net:	(6,838)	(522)

Net income (loss)	$93,829	$(21,315)

The accompanying notes are an integral part of these consolidated financial statements.

Flywheel Bakken, LLC

Consolidated Statement of Members’ Capital

Total
(in thousands)
Balance at inception, March 27, 2017	$—
Capital contributions	131,527
Net loss	(21,315)

Balance at December 31, 2017	110,212
Distributions	(48,139)
Net income	93,829

Balance at December 31, 2018	$155,902

The accompanying notes are an integral part of these consolidated financial statements.

Flywheel Bakken, LLC

Consolidated Statement of Cash Flows

	For the year ended December 31, 2018	Period From March 27, 2017 (inception) to December 31, 2017
	(in thousands)
Operating activities
Net income (loss)	$93,829	$(21,315)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion, and amortization	39,400	2,805
Accretion of asset retirement obligations	73	6
Amortization of debt issuance costs	395	32
Gain (loss) on derivatives, net	(20,091)	20,170
Settlement paid on derivatives	(18,352)	(114)
Changes in assets and liabilities:
Increase in accounts receivable	(11,775)	(8,530)
Decrease (increase) in other current and non-current assets	419	(269)
(Decrease) increase in accounts payable and accrued liabilities	(3,772)	2,823
Increase in ARO liability	44	—

Net cash provided by (used in) operating activities	80,170	(4,392)
Investing activities
Additions to oil and natural gas properties – acquisitions	—	(263,281)
Additions to oil and natural gas properties – operations	(30,604)	(397)
Proceeds from distribution of other property and equipment, net	143	(250)

Net cash used in investing activities	(30,461)	(263,928)
Financing activities
(Distributions to) contributions from members, net of notes receivable	(48,139)	130,710
Borrowings on revolving credit facility	63,100	143,000
Payments on revolving credit facility	(66,600)	—
Debt issuance costs	(116)	(1,928)

Net cash (used in) provided by financing activities	(51,755)	271,782

Net increase in cash and cash equivalents	(2,046)	3,462
Cash and cash equivalents at beginning of period	3,462	—

Cash and cash equivalents at end of year	$1,416	$3,462

The accompanying notes are an integral part of these consolidated financial statements.

Flywheel Bakken, LLC

Notes to Consolidated Financial Statements

1. Organization and Business

Flywheel Bakken, LLC (“Flywheel Bakken” or the “Company”), previously Valorem Energy, LLC, a Delaware limited liability company, is a privately-owned exploration and production company formed on March 27, 2017 (“Inception”), to acquire, develop, and produce oil and gas properties. Flywheel Bakken’s wholly owned subsidiaries include Flywheel Bakken Operating, LLC (“Flywheel Bakken Operating”), previously Valorem Energy Operating, LLC, Valorem Energy Member, LLC (“Valorem Member”), Valorem Energy Management, LLC (“Valorem Management”), and VEN Bakken, LLC (“VEN Bakken”), all of which are Delaware limited liability companies.

Funding sources for the Company’s operations and acquisitions of properties are accomplished through member contributions by the Kayne Private Energy Income Fund, L.P. (“KPEIF”), affiliates of KPEIF, and members of management (“Management”), (collectively the “Members”), the utilization of its own cash resources, or any combination of these sources. The Company’s oil and gas properties are primarily located in the state of North Dakota with some minor interests in South Dakota and Montana.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Flywheel Bakken and its wholly owned subsidiaries, Flywheel Bakken Operating, Valorem Member, Valorem Management, and VEN Bakken. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates of oil and gas reserves, as determined by independent petroleum engineers, are continually subject to revision based on price, production history, and other factors. Changes in the estimated oil and gas reserves utilized for depreciation, depletion, and amortization or the estimated future cash flows attributable to the reserves that are utilized for impairment assessments could have a significant impact on the future results of operations. Actual results could differ from those estimates.

Financial Instruments

The Company’s financial instruments are measured at fair value and consist primarily of cash and cash equivalents, an interest swap, commodity derivative contracts, accounts receivable, accounts payable, and the revolving credit facility. The Company’s derivative instruments are measured at fair value on a recurring basis, see Note 8 for further discussion. The carrying amount for the Company’s revolving credit facility is considered to be representative of fair market value due to the floating interest rate. The carrying amounts of the Company’s other financial instruments are considered to be representative of their fair market value due to their short-term nature.

The Company applies fair value accounting guidance to measure nonfinancial assets and liabilities, such as the acquisition or impairment of oil and natural gas properties and the inception value of asset retirement obligations. These assets and liabilities are subject to fair value adjustments only in certain circumstances and are not subject to recurring revaluations. See Notes 5 and 6 for further discussion.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A hierarchy exists for measuring fair value that prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy consists of three broad levels:

Level 1:	Valuations consist of unadjusted quoted prices in active markets for identical assets and liabilities. This level has the highest priority.

Level 2:	Valuations rely on quoted prices in markets that are not active or observable inputs over the full term of the asset or liability.

Level 3:

Valuations are based on prices of third-party or internal valuation models, which require inputs that are significant to the fair value measurement and are less observable and, thus, have the lowest priority.

The Company classified the commodity derivative contracts and interest swap contracts outstanding as Level 2 in the fair value hierarchy based upon the data used to determine the fair values. See Note 8 for more information.

Asset retirement cost estimates are derived from historical costs, as well as management’s expectation of future cost environments. As there is no corroborating market activity to support the assumptions used, the Company has designated these liabilities as Level 3.

Derivatives

The Company is exposed to certain risks relating to its ongoing business operations, including risks related to commodity prices. As discussed more fully below, the Company uses derivative instruments primarily to manage commodity price risk. The derivatives are entered into with banks that participate in the revolving credit facility described in Note 7, and, therefore, there are no margin requirements. The revolving credit facility included an affirmative covenant requiring the Company to be 80% hedged through November 2022 for expected proved producing oil volumes only within 30 days of November 30, 2017, the closing date of the Company’s first acquisition of properties. The Company is not subject to further hedging requirements under the revolving credit facility after November 30, 2022. All contracts have historically settled with cash and do not require the delivery of physical volumes. The Company does not intend to issue or hold derivative financial instruments for speculative trading purposes which are restricted by the revolving credit facility.

In conjunction with the acquisitions of oil and gas properties described in Note 4, the Company entered into derivative financial instruments with respect to a portion of its oil production to hedge future prices received. The instruments are used to manage the inherent uncertainty of future revenues resulting from commodity price volatility. Additionally, in conjunction with the financing of the acquisitions, the Company entered into an interest rate swap to manage the risk of interest rate volatility associated with the variable rate debt obtained to finance the acquisitions. The Company’s derivative financial instruments consist of fixed-price swaps for oil and an interest rate swap. Under the terms of the price swaps, the Company receives a fixed-price for its production and pays a variable market price to the contract counterparty.

All derivative financial instruments are recognized at their current fair value as either assets or liabilities in the balance sheets. Changes in the fair value of these derivative financial instruments are recorded in earnings. Cash settlements with counterparties are also recorded in earnings. Cash settlements to which the Company is entitled are accrued in other current assets, and cash settlements the Company is obligated to pay are included in other current liabilities in the accompanying consolidated balance sheets. See Note 8 for further discussion.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents. The Company currently maintains no cash equivalents or investments as available cash is used to pay down the revolving credit facility.

Oil and Gas Properties

The Company follows the successful efforts method of accounting for its oil and gas properties; accordingly, exploration costs, other than the cost of drilling exploratory wells, are charged to expense as incurred. The costs of drilling exploratory wells are capitalized, pending determination of whether the wells discover proved commercial reserves. If proved commercial reserves are not discovered, such drilling costs are expensed. Other exploration costs, including geological and geophysical costs and delay rentals on unproved leaseholds, are charged to exploration expense as incurred. The costs of all development wells and related equipment used in the production of oil and gas are capitalized. Costs to operate and maintain field equipment are expensed as incurred.

Unproved oil and gas properties are periodically assessed for impairment, and any impairment is charged to expense. The costs of properties determined to be productive are transferred to proved oil and gas properties.

Proceeds from immaterial sales of properties are credited to property costs, and a gain or loss is recognized when a significant portion of an amortization base is sold or abandoned. As of December 31, 2018, there were no sales of properties.

Depletion, depreciation, and amortization of the cost of proved oil and gas properties and well equipment is calculated using the unit-of-production method. The reserve base used to calculate depletion, depreciation, and amortization is the sum of proved developed reserves and proved undeveloped reserves for leasehold acquisition cost and the cost to acquire proved properties. The reserve base used to calculate depletion, depreciation, and amortization for development costs is proved developed reserves. Estimated future dismantlement, restoration, abandonment cost, and net salvage values are taken into account.

The Company reviews its proved oil and gas properties for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amounts of such properties may not be recoverable. If it is determined that a property’s estimated future net cash flows will not be sufficient to recover its carrying amount, an impairment charge is recognized to reduce the carrying amount of the asset to its estimated fair value by discounting anticipated future net cash flows.

Asset Retirement Obligations

A liability for an asset’s retirement is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The corresponding cost is capitalized as part of the carrying amount of the related long-lived asset. The liability is accreted to its then-present value each period, and the capitalized cost is depreciated over the useful life of the related asset. If the liability is settled for an amount other than the recorded balance, a gain or loss is recognized.

Revenue Recognition

Oil and natural gas sales are recorded using the sales method, whereby the Company recognizes revenue based upon the amount of oil and gas sold and delivered to product purchasers on its behalf.

The Company’s revenues are derived principally from uncollateralized sales to customers in the oil and gas industry; therefore, the Company’s customers may be similarly affected by changes in economic and other conditions within the industry. The Company has experienced no credit losses on such sales.

Debt Issuance Costs

The Company incurred legal and bank fees in connection with obtaining the revolving credit facility, which was entered into on November 30, 2017. The fees were capitalized and are being amortized to interest expense over the term of the revolving credit facility utilizing the interest method. Debt issuance costs are included as a reduction to debt in the accompanying consolidated balance sheet. Amortization of debt issuance costs is included in interest expense in the accompanying consolidated statement of operations. When debt is retired before maturity, or modifications significantly change the cash flows, the related unamortized costs are expensed. See Note 7 for more information.

Long-Term Incentive Compensation

In March 2017, the Company created and authorized the issuance of up to 3,000,000 Series B Units (“Incentive Units”). To date, approximately 75% of the Series B units have been issued to employees. Series B Unit holders are not required to make cash capital contributions in return for Series B Units; rather, the Incentive Units are issued in consideration of services rendered and to be rendered by the holders for the benefit of the Company. The Incentive Units were determined to be profit interest awards and are within the scope of Accounting Standards Codification (ASC) 710, Compensation – General. See Note 13 for further discussion on the Incentive units.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 supersedes most of the existing revenue recognition requirements in U.S. GAAP and requires (i) an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services and (ii) requires expanded disclosures regarding the nature, amount, timing, and certainty of revenue and cash flows from contracts with customers. The ASU will be effective for annual and interim reporting periods beginning after December 15, 2018. The ASU allows for either full retrospective adoption, meaning the standard is applied to all periods presented in the financial statements, or modified retrospective adoption, meaning the standard is applied only to the most current period presented. The Company is currently evaluating the impact this ASU will have on its consolidated financial position, results of operations, or cash flows.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 requires lessees to recognize a lease liability and a right-of-use asset for all leases with a term greater than 12 months on the balance sheet, including operating leases. The provisions of ASU 2016-02 also modify the definition of a lease and outline the requirements for recognition, measurement, presentation, and disclosure of leasing arrangements by both lessees and lessors. This ASU is effective for financial statements issued for annual periods beginning after December 15, 2019, and for interim periods within annual periods beginning after December 15, 2020. The Company has not yet determined what the effects of adopting this updated ASU will be on its consolidated financial statements.

3. Income Taxes

The Company is not a taxpaying entity for federal or state income tax purposes, and, accordingly, it does not recognize any expense for such taxes. The income tax liability resulting from the Company’s activities is the responsibility of the Members. In the event of an examination of the Company’s tax return, the tax liability of the Members could be changed if an adjustment of the Company’s income or loss is ultimately sustained by taxing authorities.

4. Asset Acquisition

On November 30, 2017 the Company acquired oil and natural gas producing properties located primarily in North Dakota for a purchase price of approximately $260.7 million. The acquisition had an effective date of March 1, 2017. The operating results of the acquired properties have been included in these consolidated financial statements since the November 30, 2017 acquisition date.

The acquisition was funded with approximately $131.5 million of equity contributions from Members and the net proceeds from the revolving credit facility of $140.0 million. Refer to Note 7 for discussion of the revolving credit facility.

The Company accounted for the acquisition of these properties using the acquisition method of accounting, which requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date.

The final allocation of the purchase price to the assets acquired and liabilities assumed is summarized as follows:

(in thousands)
Proved undeveloped properties	$85,389
Proved developed properties	176,177
Asset retirement liability	(851)

Total purchase price	$260,715

5. Oil and Gas Properties

A summary of oil and gas properties is presented as follows:

	December 31, 2018	December 31, 2017
	(in thousands)
Oil and gas properties and equipment:
Undeveloped leasehold costs	$56,600	$85,389
Lease and well equipment	41,706	36,728
Developed leasehold and intangible drilling costs	204,245	150,153

	302,551	272,270
Accumulated depreciation, depletion, and amortization	(42,098)	(2,751)

	$260,453	$269,519

6. Asset Retirement Obligations

A summary of the Company’s asset retirement obligations is presented as follows:

	For the year ended December 31, 2018	Period from March 27, 2017 (inception) to December 31, 2017
	(in thousands)
Balance at beginning of period	$857	$—
Liabilities acquired	—	851
Liabilities incurred	44	—
Accretion expense	73	6
Liabilities settled	—	—

Balance at end of year	$974	$857

7. Indebtedness

The Company had the following long-term debt outstanding:

	December 31, 2018	December 31, 2017
	(in thousands)
Revolving credit facility – Long-term	$139,500	$143,000
Debt issuance costs	(1,615)	(1,895)

Total revolving credit facility	$137,885	$141,105

Revolving Credit Facility

On November 30, 2017, the Company entered into a $500.0 million revolving credit facility between JPMorgan Chase Bank, N.A., Citigroup Global Markets, Inc., and Wells Fargo Securities, LLC, with JPMorgan Chase Bank, N.A. serving as administrative agent (collectively the “Banks”). The revolving credit facility is secured by substantially all of the Company’s oil and gas assets and matures on November 30, 2022.

The Banks established an initial borrowing base of $160.0 million under the $500.0 million revolving credit facility, subject to semiannual redeterminations based on the Banks’ evaluation of the Company’s oil and gas reserves. On November 30, 2017, the Company drew down $140.0 million under the revolving credit facility to partially fund the acquisition described in Note 4 and paid approximately $2.0 million in debt issuance costs in connection with the revolving credit facility. Outstanding borrowings under the revolving credit facility accrue interest at the London Interbank Offered Rate (“LIBOR”) plus a margin of 2.25%–3.25% that varies based on the utilization of the facility. The unused portion of the borrowing base is subject to a commitment fee ranging from 0.375% to 0.500% paid per quarter based on the utilization percentage of the borrowing base.

On October 24, 2018, the Company entered into Amendment No. 1 to the revolving credit facility, which established an updated borrowing base of $185.0 million under the $500.0 million revolving credit facility, based on the Banks’ evaluation of the Company’s oil and gas reserves. The outstanding balance on the revolving credit facility as of December 31, 2018, was $139.5 million, leaving $45.5 million of borrowing capacity available under the current borrowing base. The Company incurred and paid interest expense of $7.2 million in 2018 and $0.5 million in the period from November 30, 2017 to December 31, 2017.

The credit agreement also provides for the issuance of letters of credit, limited to the lesser of $25.0 million or availability under the credit agreement. There were no letters of credit outstanding at December 31, 2018.

Amortization of debt issuance costs totaled $395,000 for 2018 and $32,000 for the period from November 30, 2017 to December 31, 2017, and were included in interest expense. The Company had total unamortized debt issuance costs of $1.6 million and $1.9 million at December 31, 2018 and 2017, respectively, of which $0.4 million is expected to be amortized to interest expense each year over the next four years.

Debt Covenants and Maturity

The revolving credit facility agreement contains certain financial and nonfinancial covenants that limit the Company’s ability to, among other things, pay cash dividends, incur additional debt, sell assets, enter into certain hedging contracts, merge, consolidate, or make certain investments. In addition, the Company is required to maintain a ratio of EBITDAX to total debt (each as defined in the credit agreement) not to exceed 4.0 to 1.00 and a current ratio (as defined by the revolving credit facility) of not less than 1.00 to 1.00, both of which commenced with the fiscal quarter ending March 31, 2018. At December 31, 2018, the Company was in compliance with the covenants, and the Company expects to be in compliance for the next twelve months.

8. Derivative Instruments

The Company uses financial instruments to manage its exposure to market fluctuations in the price of crude oil and interest rates. The Company’s general strategy is to mitigate oil price risk with fixed price swaps and to hedge interest rate risk with swaps. The Company entered into fixed price swaps during the years ended December 31, 2018 and 2017, to reduce price risk exposure related to sales of oil. The Company also entered into an interest rate swap to reduce exposure to floating interest rates.

At December 31, 2018, the Company’s derivative instruments consisted of the following:

•

Interest rate swaps – The Company utilized a notional amount interest rate swap contract to manage the interest rate risk. The Company’s interest rate swap contract serves to mitigate rate risk exposure by converting a portion of the Company’s monthly floating rate on its borrowings under its revolving credit facility to monthly fixed-rate payments.

•	Fixed-price swaps – The Company receives a fixed price and pays a floating market price to the counterparty for a specified volume of the hedged commodity.

The Company’s derivative instruments as of December 31, 2018 were as follows:

	Oil Swaps (NYMEX/WTI indexed)
Period	Volumes (Bbls)	Weighted- Average Price ($/Bbl)
2019	1,479,146	53.70
2020	1,184,414	52.08
2021	1,002,073	51.08
2022	872,864	51.15
2023	666,470	60.53

	Interest Rate Swaps
Period	Notional Amount	Weighted- Average Fixed Rate
2019	$75,000	2.09%
2020	75,000	2.21
2021	75,000	2.27
2022	75,000	2.33

The Company’s derivative instruments as of December 31, 2017 were as follows:

	Oil Swaps (NYMEX/WTI indexed)
Period	Volumes (Bbls)	Weighted- Average Price ($/Bbl)
2018	1,200,542	52.01
2019	903,032	50.41
2020	766,424	50.41
2021	688,604	50.28
2022	613,756	50.28

	Interest Rate Swaps
Period	Notional Amount	Weighted- Average Fixed Rate
2018	$75,000	1.78%
2019	75,000	2.10
2020	75,000	2.21
2021	75,000	2.27
2022	75,000	2.33

The Company has not elected to designate its derivative instruments as cash flow hedging instruments; therefore, the changes in fair value are recognized each period in earnings as a component of revenue. The contracts are placed with major financial institutions deemed to be of high credit, each of which is a party to the revolving credit facility.

The following table summarizes the fair value, fair value hierarchy and location of each classification of the derivative instruments recorded in the consolidated balance sheet at December 31, 2018 and 2017, respectively:

	As of December 31, 2018
Consolidated Balance Sheet Classification (in thousands)	Gross Fair Value (Level 2)	Net Fair Value Presented in Consolidated Balance Sheet (Level 2)
Short-term commodity derivative asset	$9,471	$9,471
Short-term interest swap derivative asset(1)	326	326
Long-term commodity derivative asset	9,764	9,764
Long-term interest swap derivative asset(2)	211	211
Long-term commodity derivative liability	(1,386)	(1,386)

Total derivative contracts	$18,386	$18,386

(1)	Short-term interest swap derivative asset is included within Other Current Assets on the Consolidated Balance Sheet.
(2)	Long-term interest swap derivative asset is included within Other Assets on the Consolidated Balance Sheet.

	As of December 31, 2017
Consolidated Balance Sheet Classification (in thousands)	Gross Fair Value (Level 2)	Net Fair Value Presented in Consolidated Balance Sheet (Level 2)
Short-term interest swap derivative asset(1)	$3	$3
Short-term commodity derivative liability	(10,469)	(10,469)
Long-term interest swap derivative asset(2)	86	86
Long-term commodity derivative liability	(9,676)	(9,676)

Total derivative contracts	$(20,056)	$(20,056)

(1)	Short-term interest swap derivative asset is included within Other Current Assets on the Consolidated Balance Sheet.
(2)	Long-term interest swap derivative asset is included within Other Assets on the Consolidated Balance Sheet.

The following table summarizes gains and losses related to the derivatives reflected in the consolidated statement of operations for the year ended December 31, 2018 and for the period from March 27, 2017 (inception) to December 31, 2017.

	For the year ended December 31, 2018	Period from March 27, 2017 (inception) to December 31, 2017
	(in thousands)
Commodity mark-to-market gains/(losses)	$37,906	$(20,056)
Commodity settlements paid	(18,504)	(114)
Interest swap mark-to-market gains/(losses)	537	—
Interest swap settlements paid	152	—

Total gain/(loss) on derivative instruments	$20,091	$(20,170)

(1)	Interest swap mark-to-market and settlements paid are included within Other income on the Consolidated Statement of Operations.

Concentration of Credit Risk

By using derivative instruments that are not traded on an exchange, the Company exposes itself to credit risk from its counterparties. Credit risk is the risk of loss from counterparties not performing under the terms of the derivative instrument. When the fair value of a derivative instrument is an asset, the counterparty is expected to owe the Company, which creates credit risk. To minimize the credit risk in derivative instruments, the Company enters into derivative contracts only with counterparties that are creditworthy financial institutions that are parties to the revolving credit facility, which were also deemed by management as competent and competitive market-makers. Refer to Note 2 for additional information on the valuation of derivative assets and liabilities.

9. Risks and Uncertainties

Historically, the market for oil and natural gas has experienced significant price fluctuations. Prices are impacted by supply and demand, both domestic and international; seasonal variations caused by changing weather conditions; political conditions; governmental regulations; the availability, proximity, and capacity of gathering systems for natural gas and numerous other factors. Increases or decreases in prices received could have a significant impact on the Company’s future results of operations, reserves estimates, and financial position. The Company has certain commodity swap contracts in place with two counterparties to reduce its exposure to changes in commodity prices.

Estimating oil and gas reserves is complex and is not exact because of the numerous uncertainties inherent in the process. The process relies on interpretations of available geological, geophysical, engineering, and production data. The extent, quality, and reliability of both the data and the associated interpretations of that data can vary. The process also requires certain economic assumptions, including, but not limited to, oil and gas prices, drilling and operating expenses, capital expenditures, and taxes. Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses, and quantities of recoverable oil and gas most likely will vary from the Company’s estimates. Any significant variance could materially affect the Company’s future results of operations, reserves estimates, and financial position.

10. Commitments and Contingencies

All of the Company’s operations are subject to federal, state, and local environmental regulations. To the best of management’s knowledge, the Company is in compliance with such laws and regulations.

The Company is subject to potential lawsuits involving a variety of claims arising in the ordinary course of business. The Company also may be required to remove or mitigate the effects on the environment of the placement, storage, disposal, or release of certain chemical, mineral, and petroleum substances at various active and inactive sites. The Company regularly assesses the need for accounting recognition or disclosure of contingencies. In the case of all known contingencies (other than those related to income taxes), a liability is accrued when the loss is probable, and the amount is reasonably estimable. If a range of the amounts can be reasonably estimated, but no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. These liabilities are not reduced for potential insurance or third-party recoveries. If applicable, receivables are accrued for probable insurance or other third-party recoveries.

11. Capital Structure

Initial funding for the Company was obtained by issuing common membership interests in the Company (“Series A Units”) at a purchase price of $1,000 per Series A Unit up to a total of approximately 301,000 units. The Company’s Limited Liability Company (“LLC”) Agreement provides that the Company use the proceeds from the sale of the Series A Units for the acquisition and development of oil and gas properties, capital expenditures, working capital, and general Company purposes.

Management of its business affairs resides with the Company. Transfer of Series A Unit interests is only permitted if certain conditions specified in the LLC Agreement are met and is subject to approval of the Board of Directors.

Available cash flow after meeting operating requirements, property acquisition(s), and debt repayments may be used to make distributions to the partners according to their respective ownership interests.

As of December 31, 2018, approximately 131,000 Series A Units had been issued.

12. Affiliated-Party Transactions

On August 27, 2018, Valorem Energy, LLC entered into an Assignment Agreement with Flywheel Energy, LLC; Kayne Private Energy Income Fund, L.P.; and Kayne Private Energy Income Parallel Fund, L.P. whereby a special one-time $2.2 million contribution was approved from Flywheel Energy, LLC, an affiliated company.

Effective as of September 1, 2018, Flywheel Bakken entered into an Amended and Restated Management Agreement with Flywheel Energy Management, LLC and Flywheel Energy, LLC, whereby Flywheel Energy Management, LLC provides certain management services to Flywheel Bakken. In accordance with these services, Flywheel Bakken agreed to reimbursement Flywheel Energy Management, LLC for all direct costs, and an allocated portion of indirect costs attributable to the business. Additionally, Flywheel Energy Management, LLC and Flywheel Energy, LLC agreed to reimburse Flywheel Bakken for direct costs, and an allocated portion of indirect costs attributable to the businesses. Total costs to be reimbursed by Flywheel Energy, LLC incurred in 2018 were $2.6 million. Net reimbursements received by Flywheel Bakken in 2018 were $0.5 million. The remaining amount due is shown on the balance sheets as accounts receivable – affiliate.

Management investors have the opportunity to borrow and invest in the Company amounts equal to their cash equity contributions. The loans are recorded as notes receivable and shown on the balance sheets as other assets. Interest is charged at the lowest Internal Revenue Service rate in effect. Repayment and interest payments occur when equity distributions are made. Amounts due from management were $0.4 million and $0.8 million at December 31, 2018 and 2017, respectively.

13. Incentive Units

On March 27, 2017 (the “Grant date”), a total of 3,000,000 incentive units, made up of all Series B Units, were created and authorized for issuance by the Members to employees. The Series B Units are considered a profits interest and are accounted for under the deferred compensation guidance in ASC 710, Compensation – General. These Series B Units do not represent a legal form of equity as there is no initial investment required to obtain the Series B Units. While the Series B Units allow employees to receive a portion of distributable cash after the Series A Members achieve certain returns on their contributions, the Series B Units are non-voting and subordinate to debt and Series A Units based on the waterfall distribution.

At December 31, 2018, management did not consider it probable that either (i) the payout thresholds necessary to trigger distributions to Series B Unitholders would be achieved or (ii) that a triggering event that would lead to full vesting of the Series B Units would occur. Therefore, management has assessed the present value of expected future benefits associated with the Series B Units to be zero at December 31, 2018.

14. Subsequent Events

On April 18, 2019, the Company entered into an agreement to sell all of the Company’s oil and gas properties and associated working capital for approximately $310 million, subject to normal purchase price adjustments. The closing and effective date of this transaction is scheduled to occur on July 1, 2019.

Subsequent events have been evaluated through April 26, 2019, the date the consolidated financial statements were available to be issued.